Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS.  THIS NOTE MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED TRANSACTION DOES NOT REQUIRE REGISTRATION OR QUALIFICATION UNDER FEDERAL OR STATE SECURITIES LAWS, OR UNLESS THE PROPOSED TRANSACTION IS REGISTERED OR QUALIFIED AS REQUIRED.

THIS NOTE AND THE INDEBTEDNESS EVIDENCED HEREBY ARE SUBORDINATE, IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT INTERCREDITOR AND SUBORDINATION AGREEMENT DATED AS OF APRIL       , 2003 (AS AMENDED BY AND THROUGH THE DATE HEREOF AND AS FURTHER AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, THE  “INTERCREDITOR AGREEMENT”) BY AND AMONG KAYNE ANDERSON CAPITAL  ADVISORS, L.P,. FORTUNE TWENTY-FIFTH, INC., FAO, INC., FAO SCHWARZ, INC., ZB COMPANY, INC. AND FLEET RETAIL FINANCE INC., AS AGENT FOR THE LENDERS (THE “SENIOR LENDERS”), TO ALL INDEBTEDNESS OWED BY THE MAKER OF THIS NOTE TO THE SENIOR LENDERS, AND THE HOLDER OF THIS NOTE, BY ITS ACCEPTANCE HEREOF, SHALL BE BOUND BY THE PROVISIONS OF THE INTERCREDITOR AND SUBORDINATION AGREEMENT.

FAO, INC.

FAO SCHWARZ, INC.

ZB COMPANY, INC.

EQUIPMENT NOTE

$1,703,244	King of Prussia, Pennsylvania
Note No. LC-023B	April 23, 2003

FOR VALUE RECEIVED, the undersigned, FAO, Inc., a Delaware corporation (“Parent”), FAO Schwarz, Inc. (“Schwarz”), a Delaware corporation and ZB Company, Inc., a Delaware corporation (“ZB”, and, together with Parent and Schwarz, the “Co-Borrowers”), jointly and severally promise to pay to RICHARD KAYNE, or registered assigns, the unpaid principal sum of ONE MILLION SEVEN HUNDRED THREE THOUSAND TWO HUNDRED FORTY-FOUR DOLLARS plus any accrued and unpaid interest thereon as provided for herein upon demand made after the later of (a) January 11, 2004 and (b) the first business day following payment of all undisputed amounts due or following payment after deferral of all undisputed amounts due but for such deferral, in each case, by the terms of the Co-Borrowers’ First Amended Joint Plan of Reorganization confirmed in their joint administered case (No. 03-101119(LK) filed in United States Bankruptcy Court in the District of Delaware (the “Plan”) to the holders of Class 8 Allowed Claims (as defined therein) through and including December 22, 2003 (the date of such demand, the “Final Maturity Date”).  Payments are to be made to the address of the registered holder of this Note as set forth on the records of the Co-Borrowers (a “Holder”).  The Co-Borrowers jointly and severally promise to pay interest on the principal amount of this Note at a rate equal to the prime rate charged by Fleet National Bank plus 3% per annum (the “Interest Rate”) through the payment of the full principal amount of this Note.  To the extent that this Note or any portion hereof is not paid when due, this Note or such portion shall bear interest on the then outstanding principal amount thereof from the Maturity Date until repayment at the Interest Rate plus 3% per annum increasing an additional 3% per annum on and after each anniversary of the Maturity Date.  Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid on this Note, from the date of this Note.  Each of the Co-Borrowers agrees (to the extent it may lawfully do so) that it will not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive the Co-Borrowers from paying all or a portion of the principal of or interest on this Note as contemplated in this Note, wherever enacted, now or at any time later in force, or that may materially affect the covenants or the performance of this Note in any manner inconsistent with its provisions.  Each of the Co-Borrowers expressly waives all benefit or advantage of any such law, and will not hinder, delay or impede the execution of any power granted to the Holder, but will suffer and permit the execution of every such power as though no such law had been enacted.  If a court of competent jurisdiction prescribes that the Co-Borrowers may not waive their rights to take the benefit or advantage of any stay or extension law or any usury law or other law in accordance with the prior sentence, then the obligation to pay interest on this Note shall be reduced to the maximum legal limit under applicable law governing the interest payable in connection with this Note, and any amount of interest paid by the Co-Borrowers that is deemed illegal shall be deemed to have been a prepayment of principal (without penalty or premium) on this Note.

This Note is issued pursuant to the terms of the Plan.  In lieu of the warrants that were provided together with the note compromised in exchange for this Note, which warrants represented an interest component. this Note includes a default interest rate.  Notwithstanding any other provision of this Note, payments due under this Note may only be made if Co-Borrowers are current with respect to payments due to holder of Allowed Class 8 Claims (as defined in the Plan), and further provided that the Co-borrowers are generally paying their post-Effective Date (as defined in the Plan) obligations as such obligations become due, other than claims or obligations that are subject to a bona fide dispute.

Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months and compounded semi-annually.  Interest shall be paid to the Holder at the close of business on the Maturity Date and thereafter on the 15th day of each month so long as any portion of the principal amount hereof is outstanding.  The Co-Borrowers shall pay principal of and interest on this Note in such coin or currency of the United States of America as at the time of payment shall be legal tender.   The Co-Borrowers may, however, pay principal of this Note by wire transfer of federal funds, or interest on this Note by its check payable in such legal tender.

If any of the Co-Borrowers shall  (i) fail to pay principal or interest when due, (ii) fail generally to pay their debts as they mature, (iii) have any complaint, application, or petition filed by or against it initiating any matter in which the Co-Borrowers are or may be granted any relief from its debts pursuant to Title 11, U.S.C., as amended from time to time, or any other insolvency statute or procedure (a “Bankruptcy Event”), (iv) fail to comply with any other provision of this Note which failure shall continue for five days after written notice thereof from the Holder, or (v) suffer to exist any continuing Default or Event of Default as each is defined pursuant to that certain Loan and Security Agreement dated as of April     , 2003 (as amended, supplemented or otherwise modified from time to time, the “Loan and Security Agreement”), among FAO, Inc., FAO Schwarz, Inc., ZB Company, Inc., The Right Start, Inc., Targoff-RS, LLC, Fleet Retail Finance Inc., Back Bay Capital Funding LLC and the other lending institutions party from time to time party thereto and Fleet Retail Finance Inc. as agent for the lenders (each, an “Default Event”), the aggregate outstanding amount of this Note, including any accrued and unpaid interest, shall be immediately due and payable upon notice from the Holder with respect to an Default Event under subclause (i) or (v) above, and without notice otherwise, and in addition thereto, and not in substitution therefor, the Holder shall be entitled to exercise any one or more of the rights and remedies provided by law.  Failure to exercise any right or remedy under this Note or available under applicable law shall not constitute a waiver of such option or such other remedies or of the right to exercise any of the same in the event of any subsequent Default Event. The Co-Borrowers and all makers, sureties, guarantors, endorsers and other persons assuming obligations pursuant to this Note hereby waive presentment, protest, demand, notice of dishonor and all other notices and all defenses and pleas on the grounds of any extension or extension of the time of payments or the due dates hereof, in whole or in part, before or after maturity, with or without notice.  No renewal or extension of this Note, no release of any obligor and no delay in enforcement of this Note or in exercising any right or power hereunder shall affect the liability of any obligor hereunder.

1.  Security.

This instrument and the rights and obligations evidenced hereby are secured pursuant to that certain Security Agreement of even date herewith granting a first priority security interest in the  “Collateral” as that term is defined in such Security Agreement.

2.  Mandatory Prepayment.

2.1  Prepayment Triggered by Securities Offering.  In the event that Parent shall receive net cash proceeds from the closing of a sale of its equity securities or debt securities, other than in connection with a merger, consolidation or acquisition of assets (the “Securities Offering Proceeds”), Parent shall, to the extent permitted under the Loan and Security Agreement, prepay, an aggregate principal amount of this Note and a like note issued to Fortune Twenty-Fifth, Inc. (together, the “Notes”) which, after addition of any accrued and unpaid interest thereon to the date of prepayment, is equal to the amount of the Securities Offering Proceeds.  Such prepayment shall be made not more than 30 calendar days after receipt of such net proceeds pro rata among the Notes.

2.2  Notice to Holder.  If any event occurs that requires Parent to prepay all or a portion of this Note, Parent shall send notice of such event to the Holder not less than 10 calendar days prior to the date such prepayment is required at such Holder’s address of record by first class mail, postage prepaid.  Such notice will identify the event, the aggregate principal amount of this Note to be prepaid, the prepayment date, the paragraph of this Note under which the prepayment is to be made and that, provided the prepayment amount is paid, the aggregate principal amount of this Note to be prepaid shall cease to accrue interest from and after the prepayment date.

2.3  Prepayment on Change of Control.  No more than 30 calendar days following a Change of Control, Parent or the successor entity to the majority of Parent’s assets shall prepay the entire principal amount outstanding under this Note.  As used herein, (x) the term “Change of Control” means the occurrence of any of the following: (i) the adoption of a plan relating to the liquidation or dissolution of Parent, (ii) any person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules)) other than the Holder and any group of which the Holder is a part, directly or indirectly, of more than 50% of the total voting stock of Parent or another Co-Borrower, or (iii) the first day on which a majority of the members of the board of Directors of Parent are not Continuing Directors and (y) the term “Continuing Director” means, as of any date of determination, any member of the board of directors of Parent who (i) was a member of such board of directors on the date of this Note or (ii) was nominated for election or elected to such board of directors with the affirmative vote of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

2.4  Effect of Notice.  Once notice of prepayment is mailed, that portion of the principal amount of this Note to be prepaid shall become due and payable on the prepayment date and, provided the prepayment amount is paid, the aggregate principal amount of this Note to be prepaid shall cease to accrue interest from and after the prepayment date.

2.5  Application of Prepayment.  Any prepayment of this Note shall be applied first to pay any accrued and unpaid interest on this Note to the date of prepayment and thereafter to the remaining principal balance of this Note.

3.  Transfer; Registration; Replacement.

Upon surrender of this Note for registration of transfer or assignment, duly endorsed, or accompanied by a written instrument of transfer or assignment duly executed, by the registered Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount shall be issued to, and, at the option of the

Holder, registered in the name of, the transferee or assignee.  The Co-Borrowers may deem and treat the person in whose name this Note is registered as the Holder and owner hereof for the purpose of receiving payments and for all other purposes whatsoever, and the Co-Borrowers shall not be affected by any notice to the contrary.

4.  Conversion.

4.1  Conversion Right.  Any time, and from time to time, this Note shall, at the option of the Holder, be convertible in whole or in part into that number of fully paid and non-assessable shares of Class J Convertible Preferred Stock of Parent, with a liquidation preference of $1,000 per share (the “Preferred Stock”) obtained by dividing the principal amount of this Note to be converted by ONE THOUSAND DOLLARS ($1,000), as adjusted from time to time as provided herein (the “Conversion Rate”) and by surrender of this Note in the manner provided in Section 4.2.

4.2  Mechanics of Conversion.  In order to exercise the voluntary conversion privilege set forth in Section 4.1, the Holder shall surrender this Note to the Secretary of Parent at Parent’s principal executive office, accompanied by the funds, if any, required to pay transfer or similar taxes and shall give written notice (the “Conversion Notice”) to Parent that the Holder elects to convert all or a specified portion of the principal amount of this Note and stating in such Conversion Notice, his name or the name or names of his nominees in which he wishes the certificate or certificates for Preferred Stock to be issued, together with instruments of transfer, in form satisfactory to Parent, duly executed by the Holder or his duly authorized attorney.  As promptly as practicable after the surrender of this Note and the receipt of the Conversion Notice, instruments of transfer and funds to pay any transfer or similar tax, if any, as aforesaid, Parent shall issue and deliver at such offices to the Holder, or to his nominee or nominees, a certificate or certificates representing the number of shares of Preferred Stock and a check or cash with respect to any fractional interest in a share of Preferred Stock to which the Holder shall be entitled as aforesaid in accordance with Section 4.3, and, if less than the total aggregate outstanding principal amount of this Notes is being converted, a new Note or Notes evidencing the unconverted principal amount of this Note and otherwise with substantially the same terms and conditions.  Any conversion made at the election of a Holder shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Note to be converted, and the person or persons entitled to receive the Preferred Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Preferred Stock on such date.

4.3  Fractional Shares.  No fractional shares or scrip representing fractions of shares of Preferred Stock shall be issued upon conversion of this Note.  In lieu of any fractional interest in a share of Preferred Stock that would otherwise be deliverable upon the conversion of the full remaining amount of this Note, the Co-Borrowers shall pay to the Holder an amount in cash equal to the unconverted portion of this Note.

4.4  Adjustments.

If Parent shall be party to any merger, consolidation, share exchange, separation, reorganization or liquidation of Parent, or other similar event (collectively, an “Event”), as a result of which Preferred Stock of Parent shall be changed into the same or a different percentage of the same or another type of Preferred Stock or securities of Parent or another entity, then the Conversion Rate shall be adjusted so that the Holder submitting this Note for conversion after such Event shall receive the aggregate percentage and type of Preferred Stock or securities of Parent or another entity that the Holder would have received if this Note had been submitted for conversion immediately prior to such Event.

4.5  No Impairment.  The Co-Borrowers will not through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid the observance or performance of any of the terms to be observed or performed hereunder by the Co-Borrowers but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder against impairment.  Without limiting the generality of the foregoing, Parent (i) will take all such action as may be necessary or appropriate in order that Parent may validly and legally issue fully paid nonassessable shares of Preferred Stock on the conversion of this Note, and (ii) will not take any action that results in any adjustment of the Conversion Rate if the total number of shares of Preferred Stock issuable after the action upon the conversion of the total aggregate outstanding principal amount of this Note will exceed the total number of shares of Preferred Stock then authorized by the Certificate of Incorporation and available for the purpose of issuance upon such conversion.

4.6  Notices of Record Date.  In the event of any taking by Parent of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, Parent shall mail to the Holder at least ten days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

5.  Miscellaneous

5.1           Organization and Authority.  Each of the Co-Borrowers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all necessary power to enter into and perform this Note.

5.2           Authorization.  The execution and delivery of this Note, and the performance of the terms hereof, has been duly authorized by all necessary corporate action on the part of the Co-Borrowers, will not conflict with or result in a breach of the articles of incorporation or bylaws of the Co-Borrowers.  This Note constitutes a valid and binding obligation of the Co-Borrowers, enforceable against the Co-Borrowers in accordance with its terms except as limited by bankruptcy and insolvency laws and other laws affecting the rights of creditors generally.

5.3           Notices.  All notices to be given under this Note shall be in writing and shall be given either personally or by reputable private delivery service or by regular first-class mail, or certified mail return receipt requested, and by fax and telephone, addressed to the parties at the addresses shown below, or at any other address designated in writing by one party to the other party.  All notices shall be deemed to have been given upon delivery in the case of notices personally delivered, or at the expiration of one business day following delivery to the private delivery service, or two business days following the deposit thereof in the United States mail, with postage prepaid or on the first business day of receipt in the case of notices sent by fax.

If to Holder:           At its address set forth on the records of the Co-Borrowers which, until changed as set forth herein shall be:

Richard Kayne
Kayne Anderson Capital Advisors, L.P.
1800 Avenue of the Stars, Second Floor
Los Angeles, California 90067
Attention: David Shladovsky, Esq.
Fax: 310-284-6444

If to Co-Borrowers to:

c/o FAO, Inc.
2520 Renaissance Blvd.
King of Prussia, PA 19406
Attention: Legal
Tel: (610) 278-7800
Fax: (610) 278-7804

with required copy to (which, in and of itself, shall not constitute notice):

Fulbright & Jaworski
865 South Figueroa Street, 25th Floor
Los Angeles, CA 90017
Attention: Victor Hsu, Esq.
Tel: (213) 892-9200
Fax: (213) 680-4518

5.4           Amendment; Successors and Assigns. This Note may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by the party against whom enforcement of the modification, amendment or waiver is sought and the Senior Lender.  This Note shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  The Co-Borrowers’ obligations under this Note may be assigned or transferred by the Co-Borrowers without the prior written consent of the registered Holder hereof or thereof.

5.5           Governing Law.  This Note shall be governed by, and shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles.

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IN WITNESS WHEREOF, the undersigned has caused this Equipment Note to be duly executed on its behalf as of the date first hereinabove set forth.

FAO, INC.

By:	/s/ R. P. Springer
Raymond P. Springer
Executive Vice President and Chief Financial Officer

FAO SCHWARZ, INC.

By:	/s/ R. P. Springer
Raymond P. Springer
Executive Vice President and Chief Financial Officer

ZB COMPANY, INC.

By:	/s/ R. P. Springer
Raymond P. Springer
Executive Vice President and Chief Financial Officer